Exhibit 10.38

Offset Agreement

Party A: Snail Games USA, Inc. (“Snail”), a California corporation

Party B: SDE Inc. (“SDE”), a California corporation. SDE is controlled by Zhou Ying, the spouse of Mr. Shi, Snail’s Founder, Chief Strategy Officer, and Chairman.

Pursuant to the “Amended and Restated Exclusive Software License Agreement” effective as of January 1, 2022, “Amendment No. 1 to Amended and Restated Exclusive Software License Agreement” effective as of December 13, 2022, and “Amendment No. 2 to Amended and Restated Exclusive Software License Agreement” effective as of October 1, 2023, in the forms attached hereto as Exhibit A, Exhibit B, and Exhibit C, respectively. [Capitalized terms used and not defined herein have the respective meanings assigned to them in Amendment No. 2 to Amended and Restated Exclusive Software License Agreement.]

Snail has confirmed that SDE owes Snail approximately $13.5 million (rounded) at September 30, 2023 (the “Payable”). The Payable reflects the accounts receivable amount due and owing from SDE to Snail in connection with the ordinary course of business attributable to certain mobile game revenues that, for administrative reasons, are collected by SDE and that SDE has not remitted back to Snail. Effective January 1, 2024 (the “Effective Date”), SDE consents to Snail’s legal right to offset $500,000 monthly license against the amounts SDE owed to Snail.

This Offset Agreement will be governed by the laws of the State of California.

Party A: Snail Games USA, Inc.

Signature:	/s/ Jim Tsai	1/18/2024

Party B: SDE Inc.

Signature:	/s/ Hai Shi	1/18/2024